Exhibit (a)(1)(i)

OFFER TO PURCHASE

GROUP 1 AUTOMOTIVE, INC.

Offer to Purchase for Cash any and all of the

Outstanding 3.00% Convertible Senior Notes due 2020

(CUSIP No. 398905AG4)

The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, June 24, 2014, unless the Offer is extended or earlier terminated by us (such date, as it may be extended, the “Expiration Date”).

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), any and all of our outstanding 3.00% Convertible Senior Notes due 2020 (the “Notes”). Our offer to purchase the Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of the Expiration Date.

Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not validly withdraw their Notes at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and whose Notes are accepted for purchase will receive, for each $1,000 principal amount of such Notes, a cash purchase price (the “Purchase Price”) equal to the sum of the Average VWAP (as defined herein) multiplied by 26.4021; plus a fixed cash amount of $169.00, provided that in no event will the Purchase Price be less than $1,621.12 or more than $2,545.19 per $1,000 principal amount of such Notes. In addition to the Purchase Price, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Notes; Price.”

Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/GPI and from the Information Agent (as defined herein), which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. If the Purchase Price will equal the maximum Purchase Price of $2,545.19, then the Offer will be automatically extended (a “Mandatory Extension”) until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders of Notes to tender or withdraw their Notes during those days. See “The Offer—Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum aggregate principal amount of Notes being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition (as defined herein) and the other conditions set forth under “The Offer—Conditions of the Offer.”

As of May 6, 2014, there was $115,000,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “GPI.” On May 6, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $72.57 per share.

See “Certain Significant Considerations” beginning on page 9 for a discussion of factors you should consider in evaluating this Offer.

Neither the Offer to Purchase nor the Offer has been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Wells Fargo Securities

May 7, 2014

IMPORTANT INFORMATION

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to Group 1 Automotive, Inc., a Delaware corporation, unless the context indicates otherwise.

All of the Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Offer—Procedures for Tendering the Notes.”

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to purchase, and to pay the Purchase Price for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the satisfaction or, at our discretion, waiver, of each of the Financing Condition and the General Conditions (as defined herein). See “The Offer—Conditions of the Offer.” There can be no assurance that the conditions to the Offer will be satisfied or waived.

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Wells Fargo Securities, LLC, as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed on the back cover to this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “The Offer—Persons Employed in Connection with the Offer.”

Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof.

None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Purchase and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

i

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

We also make available free of charge on our Internet website at http://www.group1auto.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this Offer to Purchase except to the extent otherwise expressly set forth below under “Incorporation of Documents by Reference” and you should not consider information contained on our website as part of this Offer to Purchase. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 23, 2014, January 29, 2014, February 5, 2014, February 18, 2014, February 20, 2014, February 28, 2014, April 4, 2014, April 24, 2014 and May 1, 2014.

The information contained in each of the documents listed above speaks only as of the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO (as the same may be amended or supplemented, the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Group 1 Automotive, Inc.

Attention: Darryl M. Burman

Vice President & General Counsel

800 Gessner, Suite 500

Houston, Texas 77024

(713) 647-5700

ii

TABLE OF CONTENTS

IMPORTANT INFORMATION	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF DOCUMENTS BY REFERENCE	ii
SUMMARY TERMS OF THE OFFER	1
FORWARD-LOOKING STATEMENTS	9
CERTAIN SIGNIFICANT CONSIDERATIONS	10
PRICE RANGE OF NOTES AND COMMON STOCK; DIVIDENDS AND DIVIDEND POLICY	12
THE OFFER	13
Principal Amount of Notes; Price	13
Procedures for Tendering the Notes	16
Withdrawal Rights	20
Purchase of the Notes; Payment of Purchase Price	21
Conditions of the Offer	21
Source and Amount of Funds	23
Extension of the Offer; Termination; Amendment	24
Security Ownership	25
Brokerage Commissions	25
Fees and Expenses	25
No Recommendation	25
Persons Employed in Connection with the Offer	26
Solicitation	26
Transactions Related to the Offer	27
Miscellaneous	27
PURPOSES, EFFECTS AND PLANS	27
Purposes of the Offer	27
Future Purchases	28
Material Differences in the Rights of Holders of the Notes as a Result of the Offer	28
Effects on the Holders of Notes not Tendered in the Offer	29
Retirement and Cancellation	29
Accounting Treatment of Repurchases of the Notes in the Offer	29
Certain United States Federal Income Tax Consequences	30

iii

SUMMARY TERMS OF THE OFFER

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether or not to tender your Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is making the Offer?

Group 1 Automotive, Inc., the issuer of the Notes, is making the Offer. Group 1 Automotive, Inc. is a Delaware corporation. The mailing address of our principal executive offices is 800 Gessner, Suite 500, Houston, Texas 77024. Our telephone number is (713) 647-5700.

Why is the Company making the Offer?

The principal purpose of the Offer is to reduce the amount of Notes outstanding, thereby reducing the dilutive impact of the Notes on our equity. To the extent that any Notes are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Notes, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Notes, which varies based on the trading price of our common stock, will increase in the event that the trading price of our common stock increases. See “Purposes, Effects and Plans—Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 3.00% Convertible Senior Notes due 2020. Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not validly withdraw their Notes at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, whose Notes are accepted for purchase will receive, for each $1,000 of such Notes, a cash Purchase Price equal to the sum of:

•	the Average VWAP (as defined below) multiplied by 26.4021; plus

•	a fixed cash amount of $169.00,

provided that in no event will the Purchase Price be less than $1,621.12 or more than $2,545.19 per $1,000 principal amount of such Notes. The calculation of the Purchase Price gives effect to an estimated antidilution adjustment in respect of a dividend the Company expects to pay during the period of the Offer. No assurance can be given that this dividend will be declared or paid or that the amount of any such dividend will equal the amount used for the purposes of making the estimated antidilution adjustment. As a result, the Purchase Price will not be further adjusted at any time during the Offer for any dividends declared and/or paid on our common stock during the Offer. In addition to the Purchase Price, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Notes; Price.”

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 32 consecutive trading days beginning on May 9, 2014 and ending on the Expiration Date. For the avoidance of doubt, if up to three scheduled trading days during the period beginning on May 9, 2014 are not trading days, we will extend the Expiration Date by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPI.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day. The Daily VWAP will be determined without regard to pre-market hours or after hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs.

For the purposes of determining the Purchase Price, in the event that on a trading day there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

“Market disruption event” means

•	a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The table below provides illustrations of the Purchase Price per $1,000 principal amount of Notes assuming that the Average VWAP is at specified levels. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above. If the Purchase Price will equal the maximum Purchase Price of $2,545.19, then the Offer will be automatically extended until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders of Notes to tender or withdraw their Notes during those days.

Illustrative Average VWAP	Illustrative Variable Component of Purchase Price(1)	Fixed Component of Purchase Price	Illustrative Purchase Price
$55.00	$1,452.12	$169.00	$1,621.12
$57.50	$1,518.12	$169.00	$1,687.12
$60.00	$1,584.13	$169.00	$1,753.13
$62.50	$1,650.13	$169.00	$1,819.13
$65.00	$1,716.14	$169.00	$1,885.14
$67.50	$1,782.14	$169.00	$1,951.14
$70.00	$1,848.15	$169.00	$2,017.15
$72.50	$1,914.15	$169.00	$2,083.15
$75.00	$1,980.16	$169.00	$2,149.16
$77.50	$2,046.16	$169.00	$2,215.16
$80.00	$2,112.17	$169.00	$2,281.17
$82.50	$2,178.17	$169.00	$2,347.17
$85.00	$2,244.18	$169.00	$2,413.18
$87.50	$2,310.18	$169.00	$2,479.18
$90.00	$2,376.19	$169.00	$2,545.19

(1)	The illustrative variable component of the Purchase Price has been calculated by multiplying the applicable illustrative Average VWAP by a constant multiplier of 26.4021.

See “The Offer—Principal Amount of Notes; Price—Illustrative Calculations of Purchase Price” for more detailed illustrative calculations of the Purchase Price.

As of May 6, 2014, there was $115,000,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “GPI.” On May 6, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $72.57 per share.

When will I know the Purchase Price for the Offer?

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. We note that the minimum and maximum Purchase Prices with respect to the Offer per $1,000 principal amount of Notes of $1,621.12 and $2,545.19, respectively, have already been established. See “The Offer—Principal Amount of Notes; Price.”

How may I obtain information regarding the Purchase Price during the Offer?

Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/GPI and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. See “The Offer—Principal Amount of Notes; Price.”

Is there a minimum Purchase Price that will be paid in the Offer?

Yes. In no event will the Purchase Price paid in the Offer for any Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date be less than $1,621.12. If the pricing formula described above would result in a Purchase Price that is less than $1,621.12 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $1,621.12 per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date that are accepted for purchase. See “The Offer—Principal Amount of Notes; Price.”

Is there a maximum Purchase Price that will be paid in the Offer?

Yes. In no event will the Purchase Price paid in the Offer for any Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date be more than $2,545.19. If the pricing formula described above would result in a Purchase Price that is more than $2,545.19 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $2,545.19 per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date that are accepted for purchase. See “The Offer—Principal Amount of Notes; Price.”

What will happen if the Purchase Price will be the maximum Purchase Price of $2,545.19?

We will announce whether the maximum Purchase Price will be in effect no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. If the maximum Purchase Price will be in effect, then there will be a Mandatory Extension of the Offer until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Purchase Price, which will be fixed at $2,545.19 per $1,000 principal amount of Notes. See “The Offer—Extension of the Offer; Termination; Amendment.”

Will I receive interest on my Notes purchased pursuant to the Offer?

Yes. Holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer.

How and when will I be paid?

If your Notes are accepted for purchase in the Offer, you will be paid the Purchase Price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Notes for purchase, which we expect to be on the business day immediately following the Expiration Date. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Purchase of the Notes; Payment of Purchase Price.”

Will I have an opportunity to tender my Notes in the Offer, or withdraw previously tendered Notes, after the determination of the final Purchase Price?

Yes. Since the Purchase Price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on the Expiration Date and the Offer will not expire earlier than 12:00 midnight, New York City time, at the end of the Expiration Date, if the Purchase Price is less than the maximum Purchase Price, you will have approximately 7.5 hours following the determination of the Purchase Price to tender your Notes in the Offer or to withdraw your previously tendered Notes. If the Purchase Price will be the maximum Purchase Price, then there will be a Mandatory Extension of this Offer until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders to tender or withdraw their Notes during those days. See “The Offer—Principal Amount of Notes; Price,” “The Offer—Procedures for Tendering the Notes” and “The Offer—Withdrawal Rights.”

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described under “The Offer—Procedures for Tendering the Notes” and “The Offer—Withdrawal Rights.” Both of the referenced forms are available at http://www.gbsc-usa.com/GPI and are filed as exhibits to the Schedule TO. Copies of both forms may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

How many Notes will the Company purchase in all?

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date. See “The Offer—Principal Amount of Notes; Price.”

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Notes validly tendered and not validly withdrawn in the Offer is not subject to any minimum tender condition. However, the Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions. See “The Offer—Conditions of the Offer.”

Will all of the Notes I validly tender in the Offer, and do not validly withdraw, be purchased?

Upon the terms and subject to the conditions of the Offer, we will purchase all of the Notes that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Notes that I own?

Yes. You do not have to tender all of the Notes that you own to participate in the Offer, except that Notes must be tendered in denominations of $1,000 or integral multiples thereof.

How long do I have to tender my Notes in the Offer?

You will have until 12:00 midnight, New York City time, at the end of Tuesday, June 24, 2014 to decide whether or not to tender your Notes in the Offer, provided that we do not choose to extend the Offer. Except as provided in the following sentence, we cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. If the Purchase Price will be the maximum Purchase Price, then there will be a Mandatory Extension of this Offer until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders to tender or withdraw their Notes during those days. See “The Offer—Principal Amount of Notes; Price,” “The Offer—Procedures for Tendering Notes” and “The Offer—Extension of the Offer; Termination; Amendment.”

Under what circumstances can the Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect. We may terminate the Offer if any of the conditions described under “The Offer—Conditions of the Offer” fails to be satisfied. If the Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the holder promptly after the termination. In addition, the Offer will be subject to Mandatory Extension if the Purchase Price will be the maximum Purchase Price. For more information regarding our right to extend, amend or terminate the Offer and Mandatory Extension of the Offer, see “The Offer—Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement. Such announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Offer—Extension of the Offer; Termination; Amendment.”

How do I participate in the Offer?

You may tender your Notes by transferring the Notes through ATOP or following the other procedures described under “The Offer—Procedures for Tendering Notes.”

What must I do to participate if my Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Notes on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

Should you have any questions as to the procedures for tendering your Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date. Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

See “The Offer—Procedures for Tendering the Notes.”

Once I have tendered Notes, can I change my mind?

You may withdraw previously tendered Notes at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Notes you have tendered, you may withdraw your Notes at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

To withdraw Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Notes to be withdrawn, the name of the registered holder of the Notes and the number of the account at DTC to be credited with the withdrawn Notes, and you must otherwise comply with DTC’s procedures. See “The Offer—Withdrawal Rights.”

What is the market value of my Notes as of a recent date?

There is no established reporting system or trading market for trading in the Notes. However, we believe that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Notes and the trading prices for the shares of our common stock. The closing price of our common stock on the New York Stock Exchange on May 6, 2014 was $72.57 per share. The product of such closing price and the 26.4021 component of the pricing formula per $1,000 principal amount of Notes equals $1,916.00. The Notes are currently convertible into 26.8778 shares of common stock and the product of the closing price of our common stock on the New York Stock Exchange on May 6, 2014 and the current conversion rate per $1,000 principal amount of Notes equals $1,950.52. See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer.” You are urged to obtain more current price information for our common stock and the Notes. See “The Offer—Principal Amount of Notes; Price.”

How will participation in the Offer affect my rights with respect to the Notes?

If your Notes are tendered and accepted in the Offer, you will receive the Purchase Price, together with accrued and unpaid interest with respect to the Notes so tendered, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Notes be affected?

The rights and obligations under the Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Notes as a Result of the Offer” and “—Effects of the Offer on the Market for Notes.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Notes in the Offer?

A registered holder of Notes that tenders its Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to us or the Depositary or transfer taxes. If you hold Notes through a broker or bank, you should ask your broker or bank whether you will be charged a fee to tender your Notes. See “The Offer—Procedures for Tendering the Notes,” “The Offer—Purchase of the Notes; Payment of Purchase Price” and “The Offer—Brokerage Commissions.”

What are the tax consequences of tendering my Notes?

Holders of Notes may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Notes tendered in the Offer. See “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

What is the Company going to do about the call spread hedging arrangements entered into in connection with the issuance of the Notes?

In March 2010, contemporaneous with the original offering of the Notes, we (i) purchased call options on our common stock with a strike price equal to the initial per share conversion price of the Notes (the “Call Options”) to reduce the potential dilution upon conversion of any Notes and (ii) sold warrants on our common stock with a strike price of $56.7360 per share (the “Warrants”). The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Notes. Following the expiration of the Offer, we intend to enter into agreements with the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants, but there can be no assurance that we will do so.

How will the Company pay for the Notes?

We would need approximately $240.7 million to purchase all of the Notes outstanding as of May 6, 2014, assuming a Purchase Price per $1,000 principal amount of Notes of $2,085.00, based on an assumed Average VWAP of $72.57, which was the closing price per share of our common stock on the New York Stock Exchange on May 6, 2014, and assuming that the purchase of Notes pursuant to the Offer is settled on June 25, 2014. If the Purchase Price was the maximum Purchase Price payable of $2,545.19, we would need approximately $293.6 million in cash to purchase all of the Notes outstanding as of May 6, 2014. We intend to finance the Offer with the net proceeds of a private offering of debt securities and, at our discretion, we may also use cash on hand and/or borrowings under our revolving credit facility. The Offer is subject to the satisfaction or waiver of the Financing Condition. See “The Offer—Source and Amount of Funds” and “The Offer—Conditions of the Offer.”

Who can I talk to if I have questions about the Offer?

Global Bondholder Services Corporation is acting as the Information Agent for the Offer and Wells Fargo Securities, LLC is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager at their telephone numbers listed on the back cover of this Offer to Purchase if you have any questions about the Offer. See “The Offer—Persons Employed in Connection with the Offer.”

FORWARD-LOOKING STATEMENTS

This Offer to Purchase includes certain “forward-looking statements” which are statements related to future events. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and our Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combinations of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the factors described below, in the sections titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. This Offer to Purchase, including the documents incorporated herein by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Purchase, including in the documents incorporated by reference into this Offer to Purchase.

Upon consummation of the Offer, holders who tender their Notes will lose their rights under the Notes, including their rights to future interest and principal payments with respect to their Notes and their rights as a creditor of the Company.

If you tender your Notes pursuant to the Offer, you will give up all of your rights as a holder of Notes, including rights to future payment of principal of and interest on the Notes, and you will cease to be a creditor of the Company. You will also be giving up the right to convert your Notes in accordance with their terms. You will also give up the right to adjustments in the conversion rate for the Notes in the event the Company increases its dividend, engages in certain other transactions or chooses to exercise its right to increase the conversion rate.

The liquidity of any trading market that currently exists for the Notes may be adversely affected by the Offer and holders who do not tender their Notes may find it more difficult to sell their Notes.

If a significant percentage of the Notes are purchased in the Offer, the liquidity of the trading market for the Notes, if any, after the completion of the Offer may be substantially reduced. Any Notes purchased will reduce the aggregate principal amount of the Notes outstanding. As a result, the Notes may trade at a discount to the price at which they would trade if the Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the Notes may also make the trading prices of the Notes more volatile. The trading market for the Notes is quite limited at present and may become further limited as a result of the Offer. We cannot assure you that an active market in the Notes will exist or be maintained, or as to the prices at which the Notes may be traded after the Offer is consummated.

The Company has not made a recommendation as to whether or not you should tender your Notes in the Offer, and the Company has not obtained any third-party determination that the Offer is fair to the holders of the Notes.

None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent is making a recommendation as to whether or not holders of the Notes should tender their Notes pursuant to the Offer. We have not retained nor do we intend to retain any person to act on behalf of the holders of the Notes for purposes of negotiating the terms of this Offer or to pass upon the fairness of the Offer or make any recommendation regarding the Offer.

During the pendency of the Offer, the market prices of the Notes and our common stock may be volatile.

During the pendency of the Offer, the market prices of the Notes and our common stock may be more volatile than might otherwise normally be the case. Holders of Notes may terminate all or a portion of any hedging arrangements they have entered into in respect of their Notes, which may lead to increased purchase or sale activity by or on behalf of such holders during the Offer. Such activity may lead to volatility in the price of our common stock, as well as in the price of our Notes or our other outstanding convertible notes or may lead to unusually high trading volumes during the period of the Offer.

Although the Purchase Price will be determined based on the Average VWAP of our common stock during the 32nd trading day period ending on and including the Expiration Date, subject to the maximum Purchase Price, the market price of our common stock will fluctuate, and the market price of our common stock upon settlement of the Offer could be less than the market price used to determine the Offer Consideration.

The Purchase Price will be determined based on the Average VWAP of our common stock during the 32 trading day period ending on and including the Expiration Date, subject to the maximum Purchase Price, and will not be adjusted regardless of any increase or decrease in the market price of our common stock between the Expiration Date and the settlement date. Therefore, the market price of our common stock on the settlement date could be less than the market price used to determine the Purchase Price. The market price of our common stock has historically been subject to fluctuations and volatility.

Because the Purchase Price is determined based on the average VWAP, you may receive less than the parity value of your Notes tendered.

Because the Purchase Price is determined based on the average VWAP, you may receive less than the parity value of your Notes tendered. This may be particularly the case where the price for our common stock increases during the averaging period and the maximum Purchase Price is payable pursuant to the Offer. However, as the consideration payable upon conversion of Notes is also subject to averaging by reference to trading prices for our common stock, the consideration received by investors upon a conversion of Notes subsequent to the expiration of the Offer may be lower than an investor’s expectations where the market for the common stock has risen in response to the Offer.

The failure to timely complete the Offer successfully could negatively affect the market price of our common stock and the trading price of the Notes.

Several conditions must be satisfied or waived before we may complete the Offer, including the Company having issued in a private offering senior unsecured notes in an aggregate principal amount with gross proceeds to us of at least $250.0 million and that no material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs occurs prior to 12:00 midnight, New York City time, at the end of the Expiration Date. Conditions dependent upon the receipt of necessary governmental approvals may not be waived by us. In addition, to the extent permitted by law, we reserve the right to extend the Offer in our sole discretion. If the Offer is not timely completed, the market price of our common stock and the trading price of the Notes may decline to the extent that such prices reflect the assumption that the Offer will be completed on the scheduled Expiration Date. In addition, to the extent that we extend the Offer, the risks described elsewhere under this caption “Certain Significant Considerations” may be exacerbated.

Following the Offer, we may purchase any Notes that remain outstanding, and the terms of such purchases may be more or less favorable than those offered in the Offer.

Following completion of the Offer, we may purchase additional Notes that remain outstanding. Future purchases of Notes that remain outstanding after the Offer may be on terms that are more or less favorable than those offered in the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the Offer until ten business days after the Expiration Date. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

PRICE RANGE OF NOTES AND COMMON STOCK; DIVIDENDS AND DIVIDEND POLICY

There is no established reporting system or trading market for trading in the Notes. We believe that the Notes are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Notes and the trading prices for the shares of our common stock.

The principal market on which our common stock is traded is the New York Stock Exchange under the symbol “GPI.” The high and low sales prices per share of our common stock as reported on the New York Stock Exchange, and the dividends paid per share, are provided in the following table.

	High	Low	Dividends
2012
First Quarter	$57.61	$47.95	$0.15
Second Quarter	59.97	44.99	0.15
Third Quarter	61.06	44.98	0.15
Fourth Quarter	65.99	57.31	0.15
2013
First Quarter	$69.48	$56.00	$0.16
Second Quarter	66.00	54.91	0.17
Third Quarter	82.40	64.36	0.17
Fourth Quarter	78.54	61.20	0.17
2014
First Quarter	$71.26	$59.37	$0.17
Second Quarter (through May 6, 2014)	74.46	60.30	—

On May 6, 2014, the closing price of our common stock on the New York Stock Exchange was $72.57 per share.

We urge you to obtain more current price information for our common stock and the Notes during the Offer period.

The payment of dividends in the future is subject to the discretion of our board of directors, after considering our results of operations, financial condition, cash flows, capital requirements, outlook for our business, general business conditions, the political and legislative environments, and other factors. In addition, we are limited under the terms of our revolving credit facility and our real estate credit facility in our ability to make payments of cash dividends to our stockholders.

The payment of dividends in the future may result in antidilution adjustments to the conversion rate for the Notes.

Book Value per Share

At March 31, 2014, book value per share for our common stock was $44.82.

THE OFFER

Principal Amount of Notes; Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Notes for a Purchase Price for each $1,000 principal amount of Notes equal to the sum of:

•	the Average VWAP (as defined below) multiplied by 26.4021; plus

•	a fixed cash amount of $169.00,

provided that in no event will the Purchase Price be less than $1,621.12 or more than $2,545.19 per $1,000 principal amount of such Notes. The calculation of the Purchase Price gives effect to an estimated antidilution adjustment in respect of a dividend the Company expects to pay during the period of the Offer. No assurance can be given that this dividend will be declared or paid or that the amount of any such dividend will equal the amount used for the purposes of making the estimated antidilution adjustment. As a result, the Purchase Price will not be further adjusted at any time during the Offer for any dividends declared and/or paid on our common stock during the Offer. In addition to the Purchase Price, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 32 consecutive trading days beginning on May 9, 2014 and ending on the Expiration Date. For the avoidance of doubt, if up to three scheduled trading days during the period beginning on May 9, 2014 are not trading days, we will extend the Expiration Date by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPI.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us). The Daily VWAP will be determined without regard to pre-market hours or after hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs.

For the purposes of determining the Purchase Price, in the event that on a trading day there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

For the purposes of determining the Purchase Price, a “market disruption event” means:

•	a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Upon the terms and subject to the conditions of the Offer, all Notes validly tendered in the Offer and not validly withdrawn will be accepted for purchase in the Offer. As of May 6, 2014, there was $115,000,000 aggregate principal amount of Notes outstanding. The Notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “GPI.” On May 6, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $72.57 per share.

Illustrative Calculations of Purchase Price

For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Notes, assuming a range of illustrative Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the illustrative Average VWAPs below. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Illustrative Average VWAP	Illustrative Variable Component of Purchase Price(1)	Fixed Component of Purchase Price	Illustrative Purchase Price
$55.00	$1,452.12	$169.00	$1,621.12
$57.50	$1,518.12	$169.00	$1,687.12
$60.00	$1,584.13	$169.00	$1,753.13
$62.50	$1,650.13	$169.00	$1,819.13
$65.00	$1,716.14	$169.00	$1,885.14
$67.50	$1,782.14	$169.00	$1,951.14
$70.00	$1,848.15	$169.00	$2,017.15
$72.50	$1,914.15	$169.00	$2,083.15
$75.00	$1,980.16	$169.00	$2,149.16
$77.50	$2,046.16	$169.00	$2,215.16
$80.00	$2,112.17	$169.00	$2,281.17
$82.50	$2,178.17	$169.00	$2,347.17
$85.00	$2,244.18	$169.00	$2,413.18
$87.50	$2,310.18	$169.00	$2,479.18
$90.00	$2,376.19	$169.00	$2,545.19

(1)	The illustrative variable component of the Purchase Price has been calculated by multiplying the applicable illustrative Average VWAP by a constant multiplier of 26.4021.

In addition, holders will receive, in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Throughout the Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available at http://www.gbsc-usa.com/GPI and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent.

The following summarizes the Purchase Price information that will be available during the Offer:

•	By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative Purchase Price calculated as though that day were the Expiration Date (i.e., it will show the indicative Average VWAP for that day and the preceding 32 trading days and the resulting indicative Purchase Price).

•	During each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:

•	On the first trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.

•	On each subsequent trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP. For example, at any time during the 32nd trading day of the Averaging Period, the webpage will show the indicative Average VWAP equal to (a) the combined Daily VWAP for the preceding 31 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 32nd trading day divided by (b) 32, as well as the resulting indicative Purchase Price, which may be the maximum Purchase Price.

•	Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.

“Intra-Day VWAP” at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date. We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. In no event will the Purchase Price paid in the Offer for any Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date be more than $2,545.19. If the pricing formula described above would result in a Purchase Price that is more than $2,545.19 per $1,000 principal amount of Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $2,545.19 per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date that are accepted for purchase.

At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Purchase Price (and, once it is determined, the final Purchase Price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

All Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Notes from the Offer by following the procedures described under “The Offer— Withdrawal Rights.”

If we:

•	adjust the pricing formula or the minimum or maximum Purchase Price;

•	otherwise increase or decrease the Purchase Price to be paid for the Notes; or

•	decrease the principal amount of Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer—Extension of the Offer; Termination; Amendment.” The calculation of the final Purchase Price on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum principal amount of Notes being tendered. However, the Offer is conditioned upon the satisfaction or waiver of the Financing Condition and the General Conditions. See “The Offer—Conditions of the Offer.”

Procedures for Tendering the Notes

All of the Notes are held in book-entry form through the facilities of DTC, and all of the Notes are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Notes, you may tender such Notes to the Depositary through DTC’s ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Notes and any other required documents, in either case by following the procedures set forth below.

Notes may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date. Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes in the Offer to the Depositary at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and (iv) ensure that the Depositary receives, at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, a timely confirmation of book-entry transfer of such Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent. An Agent’s Message (as defined herein) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or an Agent’s Message.

By tendering Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To tender Notes effectively, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To tender Notes effectively after 5:00 p.m., New York City time, on the Expiration Date, but prior to 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary at the facsimile number shown on the back cover of this Offer to Purchase. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/GPI and is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

If you desire to tender your Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Purchase Price is to be made or tendered, or Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Notes and all other documents or instructions including, without limitation, an Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. A waiver of any defect of irregularity with respect to the tender of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Notes except to the extent we may otherwise so provide. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Notes for purchase.

Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Notes under applicable law in connection with the Offer.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Notes;

•	you have assigned and transferred the Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Notes to be tendered in the Offer and to received payment therefor, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•	your Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Notes and a completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Notes, have represented, warranted and agreed to each of the above.

By tendering Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Notes tendered thereby.

Our acceptance for purchase of Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Notes if the Offer is not Completed

If any validly tendered Notes are not purchased because the Offer is not completed, such unpurchased Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Withdrawal Rights

Notes tendered in the Offer may be withdrawn at any time at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Notes for purchase by then. Except as otherwise provided in this section, tenders of Notes are irrevocable.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Notes, if different from that of the person who deposited the Notes;

•	contain the aggregate principal amount of Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Notes;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•	if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

If you tendered your Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Note except to the extent we may otherwise so provide. Withdrawals of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer

Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “The Offer—Procedures for Tendering the Notes.” If we extend the Offer, are delayed in our acceptance for purchase of Notes, or are unable to purchase Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Notes; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will purchase and pay for, and thereby purchase, all Notes validly tendered and not validly withdrawn. We expect such purchase and payment to occur on the business day immediately following the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Notes that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Notes for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Notes that are validly tendered and not validly withdrawn.

We will pay the aggregate Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the Purchase Price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Notes in the Offer. See the conditions of the Offer under “The Offer—Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Notes purchased under the Offer provided, that if (i) payment of the Purchase Price is to be made to any person other than the registered holder or (ii) Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to purchase and pay for any Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Notes, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of a tender offer, if (i) the Financing Condition has not been satisfied or waived or (ii) any of the General Conditions have not be satisfied or waived.

The “Financing Condition” shall mean the Company having issued in a private offering senior unsecured notes in an aggregate principal amount with gross proceeds to us of at least $250.0 million.

The “General Conditions” shall be deemed to be satisfied, unless any of the following conditions, as applicable to the Offer, shall occur and not be waived on or after the date of this Offer to Purchase:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Notes will result in any adverse tax consequences to us; or

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

•	a material impairment in the trading market for debt or convertible debt securities;

•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	any significant adverse change in the United States securities or financial markets generally that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•	there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

•	there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

•	there shall have occurred any development that would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

•	the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Notes.

We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Notes not previously accepted for purchase, upon the occurrence of any of the General Conditions. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer; provided that any condition dependent upon the receipt of necessary governmental approvals may not be waived by the Company. The Offer is not conditioned upon the tender of any minimum principal amount of Notes.

Source and Amount of Funds

We would need approximately $240.7 million to purchase all of the Notes outstanding as of May 6, 2014, assuming a Purchase Price per $1,000 principal amount of Notes of $2,085.00, based on an assumed Average VWAP of $72.57, which was the closing price per share of our common stock on the New York Stock Exchange on May 6, 2014, and assuming that the purchase of Notes pursuant to the Offer is settled on June 25, 2014. If the Purchase Price was the maximum Purchase Price payable of $2,545.19, we would need approximately $293.6 million in cash to purchase all of the Notes outstanding as of May 6, 2014. We intend to finance the Offer with the net proceeds of a private offering of debt securities and, at our discretion, we may also use cash on hand and/or borrowings under our revolving credit facility. The Offer is subject to the satisfaction or waiver of the Financing Condition. See “The Offer—Conditions of the Offer.”

The Company has a revolving credit facility with a total borrowing capacity of $1.7 billion. The revolving credit facility will mature in June 20, 2018 is governed by that certain Ninth Amended and Restated Revolving Credit Agreement, dated effective as of June 20, 2013, among the Company, the Subsidiary Borrowers listed therein, the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Comerica Bank, as Floor Plan Agent and Bank of America, N.A., as Syndication Agent. The revolving credit facility consists of two tranches, providing a maximum of $1.6 billion for U.S. vehicle inventory floorplan financing (“Floorplan Line”), as well as a maximum of $320.0 million and a minimum of $100.0 million for working capital and general corporate purposes, including acquisitions (“Acquisition Line”). The Floorplan Line bears interest at rates equal to the one-month LIBOR plus 125 basis points for new vehicle inventory and the one-month LIBOR plus 150 basis points for used vehicle inventory. The Acquisition Line bears interest at the one-month LIBOR plus 150 basis points plus a margin that ranges from zero to 100 basis points for borrowings in U.S. dollars and 150 to 250 basis points on borrowings in euros or pound sterling, depending on the Company’s total adjusted leverage ratio.

As of March 31, 2014, the Company had $1,110.7 million of borrowings outstanding under its revolving credit facility. With regards to the Acquisition Line, borrowings outstanding as of March 31, 2014 were $50.0 million. After considering $31.1 million of outstanding letters of credit and other factors included in the Company’s available borrowing base calculation, there was $198.8 million of available borrowing capacity under the Acquisition Line as of March 31, 2014.

Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not purchase or pay for any Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Notes, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Notes which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer—Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Notes or by decreasing the principal amount of Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If a material change occurs with respect to the Financing Condition or the Financing Condition is waived, the Offer must remain open until at least five business days from, and including, the date that notice of any such change or waiver is first published, sent or given in the manner described above. In addition, if we:

•	adjust the pricing formula or the minimum or maximum Purchase Price;

•	otherwise increase or decrease the Purchase Price to be paid for the Notes; or

•	decrease the principal amount of Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of the final Purchase Price on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer, provided that there will be a Mandatory Extension if the maximum Purchase Price will be in effect.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Notes.

Mandatory Extension

We will announce whether the Purchase Price will be the maximum Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/GPI and from the Information Agent. If the maximum Purchase Price will be in effect, then there will be a Mandatory Extension of the Offer until 12:00 midnight, New York City time, at the end of the second trading day following the Expiration Date to permit holders to tender or withdraw their Notes during those days. The Daily VWAP and trading prices of our common stock during this Mandatory Extension will not, however, affect the Average VWAP or the Purchase Price, which will be fixed at the maximum Purchase Price of $2,545.19 per $1,000 principal amount of Notes. We will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Notes or (b) has effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Notes that tenders its Notes directly to the Depositary will not need to pay any brokerage fee or commission to us or the Depositary in connection with the tender of such Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Notes through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your Notes through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of Notes. The principal solicitation is being made electronically. Additional solicitation may, however, be made by mail, e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Notes as to whether or not to tender any Notes. None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

Dealer Manager

The Company has retained Wells Fargo Securities, LLC to act as Dealer Manager in connection with the Offer. The Dealer Manager may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Manager a fee for their services as dealer manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for their reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of their legal counsel. The Company has also agreed to indemnify the Dealer Manager and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. At any given time, the Dealer Manager may trade the Notes or other securities of the Company for their own accounts or for the accounts of their customers and, accordingly, may hold a long or short position in the Notes. The Dealer Manager may from time to time hold Notes and shares of our common stock in its proprietary accounts, and, to the extent it owns Notes in these accounts at the time of the Offer, the Dealer Manager may tender these Notes in the Offer. In the ordinary course of business, the Dealer Manager and its affiliates have provided and may in the future continue to provide investment banking (including possible participation in the private notes offering), commercial banking and other financial services to the Company and its subsidiaries for which they have received and will receive customary compensation. An affiliate of the Dealer Manager serves as the trustee under the indenture for the Notes.

Depositary

Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “The Offer—Procedures for Tendering the Notes.”

Information Agent

Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Solicitation

The Depositary will electronically distribute solicitation materials on our behalf. In connection with the Offer, our officers, directors and regular employees may solicit tenders from holders of the Notes and will answer inquiries concerning the terms of the Offer, in each case by use of the mails, personally or by telephone, electronic communication or other similar methods, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Transactions Related to the Offer

In March 2010, contemporaneous with the original offering of the Notes, we (i) purchased the Call Options to reduce the potential dilution upon conversion of any Notes and (ii) sold the Warrants. The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Notes. Following the expiration of the Offer, we intend to enter into agreements with the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants, but there can be no assurance that we will do so.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of the Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Notes.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Notes in such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

None of the Company’s management, its board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

The principal purpose of the Offer is to reduce the amount of Notes outstanding, thereby reducing the dilutive impact of the Notes on our equity. To the extent that any Notes are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Notes, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Notes, which varies based on the trading price of our common stock, will increase in the event that the trading price of our common stock increases.

Future Purchases

Following completion of the Offer, we may repurchase additional Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the Offer until ten business days after the Expiration Date of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Holders of the Notes as a Result of the Offer

Effects on the Holders of Notes Tendered and Accepted in the Offer

If your Notes are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 principal amount of Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Notes and is qualified in its entirety by reference to the Indenture related to the Notes , dated as of March 22, 2010 (as amended, supplemented, or modified from time to time, the “Indenture”) by and between the Company and Wells Fargo Bank, N.A., as trustee, which will be an exhibit to the Schedule TO and which is incorporated herein by reference. See “Where You Can Find More Information.”

Cash Interest Payments. If you continue to hold any Notes after settlement of the Offer, you will be entitled under the terms of the Notes to receive regular semi-annual interest payments at the rate of 3.00% per annum.

Conversion Rights of Holders. If you continue to hold any Notes after settlement of the Offer, subject to the conditions and during the periods and under the circumstances described below, at any time prior to 5:00 pm New York City time, on the business day immediately preceding September 15, 2019, the Notes will be convertible into cash and, if applicable, our common stock based on a conversion rate of 26.8778 shares of our common stock per $1,000 principal amount of Notes (which is equal to a conversion price of approximately $37.21 per share of our common stock) subject to adjustment, under the following circumstances:

•	if the last reported sale price of the Company’s Common Stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the last reported sale price of the Company’s Common Stock and the conversion rate of the Notes on such day; and

•	upon the occurrence of specified corporate transactions set forth in the Indenture.

The holders of the Notes who convert their Notes in connection with a fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock. Additionally, in the event of a fundamental change, the holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date. The Company will pay cash for all Notes so purchased.

Effects on the Holders of Notes not Tendered in the Offer

The rights and obligations under the Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

Following settlement of the Offer, any trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. Although you may be able to sell Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Notes, and there can be no assurance that holders of the Notes after the completion of the Offer will be able to find willing buyers for their Notes after the Offer. See below under “—Effects of the Offer on the Market for Notes.”

The closing price of our common stock on the New York Stock Exchange on May 6, 2014 was $72.57 per share. The product of such closing price and the 26.4021 component of the pricing formula shares of our common stock per $1,000 principal amount of Notes equals $1,916.00. The Notes are currently convertible into 26.8778 shares of common stock and the product of the closing price of our common stock on the New York Stock Exchange on May 6, 2014 and the current conversion rate per $1,000 principal amount of Notes equals $1,950.52. Subject to the terms and conditions, and during the periods and under the circumstances, described above, the Notes may be converted into our common stock.

Effects of the Offer on the Market for Notes

Our purchase of Notes in the Offer will reduce the principal amount of Notes that might otherwise be traded publicly and may reduce the number of holders of our Notes. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes are currently traded over-the-counter. Following settlement of the Offer, any trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Notes. You may be able to sell Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Notes, and there can be no assurance that holders of the Notes after the completion of the Offer will be able to find willing buyers for their Notes after the Offer.

Retirement and Cancellation

Any Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Notes validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Notes in the Offer

In accordance with generally accepted accounting principles, the Notes have been recorded in our consolidated financial statements as notes payable and, to the extent the Notes were issued with a beneficial conversion feature, a portion of the proceeds have been allocated to additional paid in capital (representing the intrinsic value related to the beneficial conversion feature).

The consideration we pay to purchase any Notes is allocated between notes payable, additional paid in capital and loss on extinguishment of debt, which is recorded in our consolidated statement of operations, based upon the estimated fair market value of the notes payable and the beneficial conversion feature, if any.

Certain United States Federal Income Tax Consequences

The following is a general discussion of certain U.S. federal income tax considerations of the Offer to investors who are U.S. Holders or Non-U.S. Holders (each as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. This discussion is limited to investors who hold the Notes as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. Holders having a functional currency other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other pass-through entities (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark to market method of accounting, persons holding the Notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as personal holding companies, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders that are owned or controlled by U.S. Holders).

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We recommend that partners of a partnership holding Notes consult their own tax advisors.

This discussion only addresses U.S. federal income tax consequences and does not address the Medicare tax on certain investment income. Holders should consult their own tax advisors as to the particular tax consequences to them of tendering Notes pursuant to the Offer or retaining Notes, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

Tendering U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Tenders of Notes Pursuant to the Offer

In general, a U.S. Holder who receives cash in exchange for Notes pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash received in exchange for those Notes, except to the extent that such cash is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income, and (2) the U.S. Holder’s adjusted tax basis in those Notes at the time of the disposition.

Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the cost of the Note to the U.S. Holder. If applicable, a U.S. Holder’s tax basis in a Note also generally will be (1) increased by any market discount previously included in income by the U.S. Holder, and (2) decreased (but not below zero) by any amortizable bond premium that the U.S. Holder has previously amortized.

Subject to the market discount rules described below, any gain or loss recognized on disposition of the Notes pursuant to the Offer generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the Notes is more than one year. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Discount

A U.S. Holder that purchased a Note at a “market discount” generally will be required to treat any gain on the sale of that Note as ordinary income to the extent of the market discount accrued to the date of the disposition (on a straight line basis or, if elected, on a constant yield basis), unless such U.S. Holder has elected to include market discount in income currently as it accrues. Subject to a statutory de minimis exception, market discount is the excess of the Note’s stated principal amount over the U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder.

Backup Withholding and Information Reporting

In general, information reporting will apply to all payments made to a U.S. Holder pursuant to the Offer. Backup withholding tax may apply to such payments if the U.S. Holder fails to:

•	furnish his, her or its taxpayer identification number (social security or employer identification number);

•	certify that his, her or its number is correct;

•	certify that he, she, or it is not subject to backup withholding; or

•	otherwise comply with the requirements of the backup withholding rules.

A U.S. Holder generally can satisfy these certification and other requirements by completing the Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal. Certain U.S. Holders (including corporations) are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, so long as the required information is timely furnished to the IRS.

Tendering Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

Tenders of Notes Pursuant to the Offer

Except as described under “—Tendering Non-U.S. Holders—Accrued Interest” and “—Tendering Non-U.S. Holders—Backup Withholding and Information Reporting” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of Notes pursuant to the Offer unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met

(in which case such gain (net of certain U.S. source losses) generally will be subject to a flat 30% tax unless an applicable income tax treaty provides otherwise);

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an income tax treaty, such gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case such gain will be taxed as described below under “— Tendering Non-U.S. Holders—Effectively Connected Income”; or

•	the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition. We believe that we are not, nor have we been, a USRPHC.

Accrued Interest

Payments to a Non-U.S. Holder that are attributable to accrued but unpaid interest generally will not be subject to U.S. federal income or withholding tax, provided that:

(1) the Non-U.S. Holder, (a) does not actually or constructively own 10% or more of the total combined voting power of all of classes of our stock entitled to vote; (b) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; and (c) is not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(2) the interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; and

(3) the Non-U.S. Holder, as beneficial owner, satisfies the certification requirement.

The certification requirement is generally satisfied if the beneficial owner of a Note certifies on an applicable IRS Form W-8 (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a U.S. person and provides his, her or its name and address, and

•	the beneficial owner timely files the IRS Form W-8 with the applicable withholding agent; or

•	in the case of Notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the applicable withholding agent a statement that it has received the IRS Form W-8 from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the applicable withholding agent with a copy thereof and otherwise complies with the certification requirements. The applicable withholding agent, as used herein, is generally the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or a withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (which itself is not a withholding agent).

Other alternative procedures exist in order to satisfy the certification requirement, depending upon the circumstances of the Non-U.S. Holder, including but not limited to situations in which the Notes are held by certain intermediaries or partnerships. The certification requirement is not met if the applicable withholding agent has actual knowledge or reason to know that the beneficial owner is a U.S. Holder or that the conditions of any exemption are not, in fact, satisfied. Non-U.S. Holders should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders and the effect, if any, of the certification requirements on their particular situation.

Payments attributable to accrued interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30%, unless (1) subject to exemption or reduction under an applicable income tax treaty or (2) the interest is effectively connected with the conduct by a Non-U.S. Holder of a U.S. trade or business (as described below) and the Non-U.S. Holder provides IRS Form W-8ECI (or a suitable substitute or successor form) to the applicable withholding agent and meets any other certification requirement. In order to claim a reduced or zero withholding rate under an income tax treaty, the beneficial owner of the Note must, under penalties of perjury, provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of such income tax treaty and meet any other certification requirements.

Effectively Connected Income

Any interest on a Note and any gain from disposing of the Note, that in each case is considered effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), generally will be subject to income tax at regular U.S. federal income tax rates as if the holder were a U.S. Holder. In addition, Non-U.S. Holders that are corporations may be subject to a “branch profits tax” at a rate of 30% (or lower applicable treaty rate) on any earnings and profits that are effectively connected with a U.S. trade or business, including earnings from the Note.

Backup Withholding and Information Reporting

Subject to the discussion below, in general, information reporting and backup withholding will not apply to payments made to a Non-U.S. Holder pursuant to the Offer if, among other conditions, the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, so long as the applicable withholding agent does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder generally may establish such an exemption by timely providing a properly executed IRS Form W-8 (or a suitable substitute or successor form) to the applicable withholding agent. Notwithstanding the foregoing, however, information returns will generally be filed with the IRS in connection with payments to Non-U.S. Holders that are attributable to accrued but unpaid interest.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, if the required information is timely furnished to the IRS.

Holders of Notes Who Do Not Participate in the Offer

Holders of Notes whose Notes are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only)

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Attention: Corporate Actions	Confirm by Telephone: (212) 430-3774

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 794-2200

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Attn: Equity Syndicate Department

(800) 326-5897 (toll-free)